EXECUTION COPY

UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF WEST VIRGINIA
AT BECKLEY

In re MASSEY ENERGY CO. SECURITIES LITIGATION This Document Relates To: ALL ACTIONS.	) ) ) ) ) ) ) )	Civil Action No. 5:10-cv-00689-ICB CLASS ACTION The Honorable Irene C. Berger

STIPULATION AND AGREEMENT OF SETTLEMENT
This stipulation and agreement of settlement (the “Stipulation”) is made and entered into by and between Lead Plaintiff, the Commonwealth of Massachusetts Pension Reserves Investment Trust (“Lead Plaintiff”) and named plaintiff David Wagner (collectively “Plaintiffs”), on behalf of themselves and the proposed Settlement Class (defined below), on the one hand, and Massey Energy Company (n/k/a Alpha Appalachia Holdings, Inc.) (“Massey” or the “Company”), Donald L. Blankenship, Baxter F. Phillips, Jr., Eric B. Tolbert, J. Christopher Adkins, Dan R. Moore, E. Gordon Gee, Richard M. Gabrys, James B. Crawford, Robert H. Foglesong, Stanley C. Suboleski and Lady Barbara Thomas Judge (collectively, the “Defendants”), and Alpha Natural Resources, Inc. (“ANR”), on the other hand.
WHEREAS:

A.All words or terms used herein that are capitalized shall have the meaning ascribed to those words or terms as set forth herein and in ¶ 1 hereof entitled “Definitions.”
B.    Beginning in April of 2010, two securities class action complaints were filed in the U.S. District Court for the Southern District of West Virginia (the “Court”) on behalf of purchasers and acquirers of Massey stock:
•    Macomb County Employees’ Retirement System v. Massey Energy Company, et al., No. 10-CV-00689; and
•    Firefighters Retirement System of Louisiana v. Massey Energy Company, et al., No. 10-CV-00776.
C.    On January 10, 2011, the Court issued an Order (i) consolidating the Massey related securities actions (the “Action”); (ii) appointing the Commonwealth of Massachusetts Pension Reserves Investment Trust (“Massachusetts PRIT”) as Lead Plaintiff and Wagner as a named plaintiff; and (iii) appointing Labaton Sucharow LLP and Robbins Geller Rudman & Dowd LLP as co-lead counsel (“Co-Lead Counsel”) and James F. Humphreys & Associates L.C. as liaison counsel (“Liaison Counsel”) to represent the putative class.
D.    The operative complaint in the Action is the Consolidated Amended Class Action Complaint for Violations of the Federal Securities Laws filed on March 11, 2011 (the “Complaint”). The Complaint alleges violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), 15 U.S.C. §§ 78j(b) and 78t(a), and Rule 10b-5
promulgated thereunder by the U.S. Securities and Exchange Commission (“SEC”), 17 C.F.R. § 240.10b-5, on behalf of a class of all persons or entities who, between February 1, 2008 and July 27, 2010, inclusive, purchased or otherwise acquired the publicly traded common stock of Massey and were damaged thereby. The allegations relate to Defendants’ representations to the investing public as to Massey’s health and safety practices, policies and results, which Plaintiffs claim were false and misleading and resulted in investors suffering losses on their Massey stock purchases following a massive explosion on April 5, 2010 at Massey’s Upper Big Branch (“UBB”) mine.
E.    On February 16, 2011, Plaintiffs moved for partial lifting of the Private Securities Litigation Reform Act of 1995 (“PSLRA”) stay of discovery, which Defendants opposed on March 7, 2011. On March 3, 2011, the United States of America (“United States”) filed a combined motion to intervene and to stay discovery. On April 1, 2011, Plaintiffs filed a reply brief in further support of their motion for partial lifting of the PSLRA stay of discovery and responding to the United States’ combined motion. On April 15, 2011, the United States filed a reply relating to its combined motion, one referring to and incorporating an agreement between the United States and Plaintiffs that provided for a partial lifting of the PSLRA discovery stay. Defendants objected to this agreement on April 20, 2011. On September 28, 2011, Magistrate Judge R. Clarke VanDervort issued an Order granting Plaintiffs’ motion for partial lifting of the PSLRA discovery stay, pursuant to the terms agreed to between Plaintiffs and the United States, but otherwise stayed discovery (the “September 28, 2011 Order”). Under the terms of the September 28, 2011 Order, the Defendants were required to produce, and did produce starting on November 23, 2011, all documents concerning the safety of all Massey mines that they had produced to other litigants and government agencies, excluding documents produced to investigators or prosecutors involved in the United States government’s criminal investigation related to the UBB explosion or the government’s work product.
F.    On July 9, 2012, January 17, 2013, April 19, 2013, July 16, 2013, and July 18, 2013, pursuant to various motions made by the United States, the Court ordered that discovery remain stayed. As a result of the July 18, 2013 order, further discovery is stayed through January 15, 2014.
G.    On April 25, 2011, Defendants filed motions to dismiss the Complaint as follows: (1) Massey Energy Company, James B. Crawford, Robert H. Fogelsong, Richard M. Gabrys, E. Gordon Gee, Lady Barbara Thomas Judge, Dan R. Moore and Stanley C. Suboleski (the “Massey Defendants”), and (2) Don L. Blankenship, Baxter F. Phillips, Jr., Eric B. Tolbert and J. Christopher Adkins, filed separate motions. In summary, Defendants argued that the alleged misrepresentations regarding Massey’s safety and compliance record were non-actionable because the alleged misrepresentations were not material to investors, and Plaintiffs failed to adequately plead an intent to defraud, the basis for a presumption of reliance by all class members, and a coherent theory of loss causation. On June 9, 2011, Plaintiffs filed an opposition to Defendants’ motions to dismiss and also filed a motion to strike certain exhibits that the Massey Defendants had attached to their motion in support of their argument that the market was aware of the truth as to the facts that Plaintiffs alleged Defendants had misrepresented relating to Massey’s health and safety policies and practices and its compliance with relevant regulatory requirements. Defendants opposed Plaintiffs’ motion to strike on June 27, 2011. On July 7, 2011, Plaintiffs filed a reply brief in further support of their motion to strike. On July 18, 2011, Defendants filed reply briefs in further support of their respective motions to dismiss. On March 28, 2012, the Court denied Defendants’ motions to dismiss in their entirety and granted Plaintiffs’ motion to strike.
H.    Between December 2011 and July 2013, the Settling Parties engaged in various efforts to settle the Action, including face-to-face meetings and numerous other communications among counsel.

I.    On July 16, 2013, Plaintiffs and Defendants filed a stipulation concerning formal mediation, which the Court construed as a motion to mediate and granted on July 18, 2013.
J.    Defendants and Plaintiffs thereafter engaged Professor Eric D. Green (“Prof. Green”), a well-respected and highly experienced mediator and a professor of law at Boston University School of Law, to assist them in exploring a potential negotiated resolution of the claims against the Defendants. On October 7-8, 2013, Lead Plaintiff and representatives of the Defendants met with Prof. Green in an attempt to reach a settlement. The mediation involved an extended effort to settle the claims and was preceded by the exchange of mediation statements. Following lengthy, arm’s-length, and mediated negotiations under the auspices of Prof. Green, the parties reached a tentative understanding to settle the Action for $265 million, but left for further negotiation other material terms, including the form of consideration, a term on which the parties had previously expressed disagreement. On December 4, 2013, after discussions between the parties as to certain proposals, representatives of the Defendants and Plaintiffs again met with Prof. Green to build on the progress made in the prior mediation session and come to a final resolution of the Action. As a result of the arm’s-length and mediated negotiations presided over by Prof. Green, the parties reached an agreement in principle to settle the claims against the Defendants, resulting in the Term Sheet to Settle Class Action (“Term Sheet”), entered into on December 4, 2013.
K.    Prior to agreeing to settle the Action, Plaintiffs, through Co-Lead Counsel, conducted a thorough investigation of the claims, defenses, and underlying events and transactions that are the subject of the Action. This investigation included, among other things: (i) review and analysis of documents filed publicly by Massey with the Securities and Exchange Commission (the “SEC”); (ii) review and analysis of press releases issued by or concerning

Massey and the other Defendants; (iii) review and analysis of research reports issued by financial analysts concerning Massey’s securities; (iv) review and analysis of news articles and media reports concerning Massey’s operations; (v) review and analysis of testimony concerning Massey before the U.S. Senate Committee on Health, Education, Labor and Pensions (the “Senate HELP Committee”), the U.S. Senate Committee on Appropriations (the “Senate Appropriations Committee”), and the U.S. House of Representatives Committee on Education and Labor (the “House Labor Committee”); (vi) review and analysis of information and data published by the U.S. Mine Safety and Health Administration (“MSHA”); (vii) review and analysis of testimony given to MSHA and the West Virginia Office of Miners Health, Safety and Training (“WVOMHST”) in the context of said entities’ investigations regarding Massey and the UBB; (viii) review and analysis of final investigatory reports issued by MSHA, WVOMHST, the West Virginia Governor’s Independent Investigation Panel (“GIIP”), and Massey regarding the UBB explosion; (ix) Co-Lead Counsel’s internal investigation, which involved the identification of more than 100 potential witnesses, contact of approximately 50 witnesses, and interviews with approximately two dozen former Massey employees and other persons with relevant knowledge; (x) review and analysis of documents produced by Massey, pursuant to the September 28, 2011 Order; (xi) review and analysis of the applicable law governing the claims and potential defenses; (xii) consultations with experts on mine safety, valuation, damages, and causation issues; and (xiii) review and analysis of pleadings and materials, including a criminal indictment, filed in other pending actions that name Massey, other Defendants in the Action, or certain other Massey employees as defendants or nominal defendants.
L.    Defendants have denied and continue to deny any wrongdoing or that they have committed any act or omission giving rise to any liability or violation of law, including the U.S.

securities laws. Defendants have denied and continue to deny each and every one of the claims alleged by Plaintiffs in the Action on behalf of the Settlement Class, including all claims in the Complaint.
M.    This Stipulation, whether or not consummated, any proceedings relating to any settlement, or any of the terms of any settlement, whether or not consummated, shall in no event be construed as, or deemed to be evidence of, an admission or concession on the part of the Defendants, ANR, or any of them, with respect to any fact or matter alleged in the Action, or any claim of fault or liability or wrongdoing or damage whatsoever, or any infirmity in any claim or defense that has been or could have been asserted. Defendants and ANR are entering into this Settlement solely to eliminate the burden, expense, uncertainty, and distraction of further litigation.
N.    Plaintiffs believe that the claims asserted in the Action have merit and that the evidence developed to date supports the claims asserted. However, Plaintiffs and Co-Lead Counsel recognize and acknowledge the expense and length of continued proceedings necessary to prosecute the Action through trial and appeals. Plaintiffs and Co-Lead Counsel also have taken into account the uncertain outcome and the risk of any litigation, especially in complex actions such as the Action, as well as the difficulties and delays inherent in such litigation. Co-Lead Counsel also are mindful of the inherent problems of proof and the possible defenses to the claims alleged in the Action. Based on their evaluation, Plaintiffs and Co-Lead Counsel believe that the Settlement set forth in this Stipulation confers substantial monetary benefits upon the Settlement Class and is in the best interests of Plaintiffs and the Settlement Class.
NOW THEREFORE, without any concession by Plaintiffs that the Action lacks merit, and without any concession by the Defendants or ANR of any liability or wrongdoing or lack of merit in their defenses, it is hereby STIPULATED AND AGREED, by and among the parties to this Stipulation (“Settling Parties”), through their respective attorneys, subject to approval by the Court pursuant to Rule 23(e) of the Federal Rules of Civil Procedure, that, in consideration of the benefits flowing to the Settling Parties hereto, all Released Claims and all Defendants’ Released Claims as against all Released Parties shall be fully, finally, and forever compromised, settled, released, discharged, and dismissed with prejudice, and without costs, as set forth below:

DEFINITIONS
1.As used in this Stipulation, the following terms shall have the meanings set forth below. In the event of any inconsistency between any definition set forth below and any definition in any other document related to the Settlement, the definition set forth below shall control.
(a)    “Action” means the civil action captioned In re Massey Energy Co. Securities Litigation, No. 5:10-cv-00689-ICB, now pending in the United States District Court for the Southern District of West Virginia before the Honorable Irene C. Berger.
(b)    “Alternative Judgment” means a form of final judgment that may be entered by the Court but in a form other than the form of Judgment provided for in this Stipulation and where none of the Settling Parties hereto elects to terminate this Settlement by reason of such variance.
(c)    “ANR” means Alpha Natural Resources, Inc.
(d)    “Authorized Claimant” means a Settlement Class Member who timely submits a valid Proof of Claim and Release form to the Claims Administrator that is accepted for payment by the Court.

(e)    “Claims Administrator” means the firm to be retained by Co-Lead Counsel, subject to Court approval, to provide all notices approved by the Court to Settlement Class Members, to process proofs of claim and to administer the Settlement.
(f)    “Class Period” means the period between February 1, 2008 and July 27, 2010, inclusive.
(g)    “Co-Lead Counsel” means the law firms of Labaton Sucharow LLP and Robbins Geller Rudman & Dowd LLP.
(h)    “Court” means the United States District Court for the Southern District of West Virginia.
(i)    “Defendant Released Parties” means Defendants, ANR, Defendants’ Counsel and each of their respective past or present subsidiaries, parents, affiliates, principals, successors and predecessors, assigns, officers, directors, shareholders, trustees, partners, agents, fiduciaries, contractors, employees, attorneys, auditors, insurers; the spouses, members of the immediate families, representatives, and heirs of the Individual Defendants, as well as any trust of which any Individual Defendant is the settlor or which is for the benefit of any of their immediate family members; any firm, trust, corporation, or entity in which any Defendant has a controlling interest; and any of the legal representatives, heirs, successors in interest or assigns of the Defendants.
(j)    “Defendants” means Massey and the Individual Defendants.
(k)    “Defendants’ Counsel” means the law firms of Cleary Gottlieb Steen & Hamilton LLP, Cravath, Swaine & Moore LLP, Bailey & Glasser LLP, Ronald S. Rolfe, Esq., Zuckerman Spaeder LLP, Flaherty Sensabaugh & Bonasso PLLC, and Tiffey Law Practice, PLLC.

(l)    “Defendants’ Released Claims” means all claims and causes of action of every nature and description, including both known claims and Unknown Claims (as defined below), whether arising under federal, state, common or foreign law, that Defendants and ANR could have asserted against any of the Plaintiff Released Parties that arise out of or relate in any way to the institution, prosecution, or settlement of the claims in the Action against the Defendants. Defendants’ Released Claims do not include any claim relating to the enforcement of the Settlement.
(m)    “Distribution Order” means an order of the Court approving the Claims Administrator’s determinations concerning the acceptance and rejection of the claims submitted and approving any fees and expenses not previously paid, including the fees and expenses of the Claims Administrator and, if the Effective Date has occurred, directing payment of the Net Settlement Fund to Authorized Claimants.
(n)    “Effective Date” means the date upon which the conditions subsequent to the Settlement shall have occurred, as set forth in ¶ 41 below.
(o)    “Escrow Account” means the separate escrow account designated and controlled by Co-Lead Counsel at one or more national banking institutions into which the Settlement Amount will be deposited for the benefit of the Settlement Class prior to the hearing date for final approval of the Settlement scheduled by the Court, in the manner and at the time set forth herein.
(p)    “Escrow Accounts” means the Escrow Account and the Second Escrow Account.
(q)    “Final,” with respect to a court order, means the later of: (i) if there is an appeal from a court order, the date of final affirmance on appeal and the expiration of the time for any further judicial review whether by appeal, reconsideration or a petition for a writ of certiorari and, if certiorari is granted, the date of final affirmance of the order following review pursuant to the grant; or (ii) the date of final dismissal of any appeal from the order or the final dismissal of any proceeding on certiorari to review the order; or (iii) the expiration of the time for the filing or noticing of any appeal or petition for certiorari from the order (or, if the date for taking an appeal or seeking review of the order shall be extended beyond this time by order of the issuing court, by operation of law or otherwise, or if such extension is requested, the date of expiration of any extension if any appeal or review is not sought). However, any appeal or proceeding seeking subsequent judicial review pertaining solely to the Plan of Allocation of the Net Settlement Fund, or to the Court’s award of attorneys’ fees or expenses, shall not in any way delay or affect the time set forth above for the Judgment or Alternative Judgment, or otherwise preclude the Judgment or Alternative Judgment, from becoming Final.
(r)    “First Escrow Agent” means Co-Lead Counsel.
(s)    “Individual Defendants” means Donald L. Blankenship, Baxter F. Phillips, Jr., Eric B. Tolbert, J. Christopher Adkins, Dan R. Moore, E. Gordon Gee, Richard M. Gabrys, James B. Crawford, Robert H. Foglesong, Stanley C. Suboleski and Lady Barbara Thomas Judge.
(t)    “Judgment” means the proposed judgment to be entered by the Court approving the Settlement, substantially in the form attached hereto as Exhibit B.
(u)    “Lead Plaintiff” means the Commonwealth of Massachusetts Pension Reserves Investment Trust.
(v)    “Liaison Counsel” means the law firm of James F. Humphreys & Associates L.C.

(w)    “Mediator” means Eric D. Green.
(x)    “Net Settlement Fund” means the Settlement Fund less: (i) Court-awarded attorneys’ fees and expenses; (ii) Notice and Administration Expenses; (iii) Taxes; and (iv) any other fees or expenses approved by the Court.
(y)    “Notice and Administration Expenses” means all costs, fees, and expenses incurred in connection with providing notice to the Settlement Class and the administration of the Settlement, including but not limited to: (i) providing notice of the proposed Settlement by mail, publication, and other means to Settlement Class Members; (ii) receiving and reviewing claims; (iii) applying the Plan of Allocation; (iv) communicating with Persons regarding the proposed Settlement and claims administration process; (v) distributing the proceeds of the Settlement; and (vi) fees related to the Escrow Accounts and investment of the Settlement Fund.
(z)    “Notice” means the Notice of Pendency of Class Action and Proposed Settlement and Motion for Attorneys’ Fees and Expenses to be sent to Settlement Class Members, which, subject to approval of the Court, shall be substantially in the form attached hereto as Exhibit A-1 to Exhibit A hereto.
(aa)    “Person” or “Persons” means any individual, corporation (including all divisions and subsidiaries), general or limited partnership, association, joint stock company, joint venture, limited liability company, professional corporation, estate, legal representative, trust, unincorporated association, government or any political subdivision or agency thereof, and any other business or legal entity.
(bb)    “Plaintiff Released Parties” means each and every Settlement Class Member, Plaintiffs, Co-Lead Counsel, Liaison Counsel and each of their respective past or present trustees, officers, directors, partners, employees, contractors, auditors, principals, agents, attorneys, predecessors, successors, assigns, parents, subsidiaries, general or limited partners or partnerships, and limited liability companies; and the spouses, members of the immediate families, representatives, and heirs of any Released Plaintiff Party who is an individual, as well as any trust of which any Released Plaintiff Party is the settlor or which is for the benefit of any of their immediate family members. Plaintiff Released Parties does not include any Person who timely and validly seeks exclusion from the Settlement Class.
(cc)    “Preliminary Approval Order” means the proposed Order Granting Preliminary Approval of Class Action Settlement, Approving Form and Manner of Notice, and Setting Date for Hearing on Final Approval of Settlement, which shall be substantially in the form attached hereto as Exhibit A.
(dd)    “Proof of Claim” means the Proof of Claim and Release form for submitting a claim, which, subject to approval of the Court, shall be substantially in the form attached as Exhibit A-2 to Exhibit A hereto.
(ee)    “Released Claims” means any and all claims and causes of action of every nature and description, including both known claims and Unknown Claims (defined below), whether arising under federal, state, common or foreign law, whether class or individual in nature, that Plaintiffs or any other Settlement Class Member: (i) asserted in the Action; or (ii) could have asserted in the Action or any other action or in any forum, that arise from both (a) the purchase or acquisition of Massey common stock by a member of the Settlement Class and (b) the facts, matters, allegations, transactions, events, disclosures, representations, statements, acts, or omissions or failures to act which were alleged or that could have been alleged or asserted in the Action. Released Claims do not include any claim relating to the enforcement of the Settlement.

(ff)    “Released Parties” means the Defendant Released Parties and the Plaintiff Released Parties.
(gg)    “Second Escrow Account” means the separate escrow account controlled by a national banking institution designated by the Lead Plaintiff, and acceptable to ANR (which acceptance shall not be unreasonably withheld), into which the Settlement Amount in the Escrow Account, less notice and administrative expenses already paid, will be transferred immediately following the entry of the Judgment or Alternative Judgment and which shall be fully vested in and for the benefit of the Settlement Class.
(hh)    “Second Escrow Agent” means Citibank, N.A.
(ii)    “Settlement” means the resolution of the Action in accordance with the terms and provisions of this Stipulation.
(jj)    “Settlement Amount” means the total principal amount of two hundred sixty-five million dollars ($265,000,000) in cash.
(kk)    “Settlement Class” or “Settlement Class Member” means all Persons who purchased or otherwise acquired shares of the common stock of Massey Energy Company between February 1, 2008 and July 27, 2010, inclusive, and were damaged thereby. Excluded from the Settlement Class are: (i) Defendants; (ii) ANR; (iii) the officers and directors of Massey during the Class Period; (iv) all of Massey’s subsidiaries during the Class Period; (v) members of the immediate families of any excluded person; (iv) the legal representatives, heirs, successors or assigns of any excluded person; (vii) any entity in which any Defendant or ANR has or had a controlling interest; and (viii) any Person who would otherwise be a Settlement Class Member but who properly excludes himself, herself, or itself by filing a valid and timely request for exclusion in accordance with the requirements set forth in the Notice.

(ll)    “Settlement Fund” means the Settlement Amount and any interest earned thereon.
(mm)    “Settlement Hearing” means the hearing to be held by the Court to determine whether the proposed Settlement is fair, reasonable, and adequate and should be approved.
(nn)    “Settling Party” or “Settling Parties” means Defendants, ANR, Plaintiffs, and other Settlement Class Members.
(oo)    “Stipulation” means this Stipulation and Agreement of Settlement.
(pp)    “Summary Notice” means the Summary Notice of Pendency of Class Action and Proposed Settlement and Motion for Attorneys’ Fees and Expenses for publication, which, subject to approval of the Court, shall be substantially in the form attached as Exhibit A-3 to Exhibit A hereto.
(qq)    “Taxes” means all federal, state, or local taxes of any kind on any income earned by the Settlement Fund and reasonable expenses and costs incurred in connection with the taxation of the Settlement Fund (including, without limitation, interest, penalties and the reasonable expenses of tax attorneys and accountants).
(rr)    “Unknown Claims” means any and all Released Claims that any Plaintiff or any other Settlement Class Member do not know or suspect to exist in his, her, or its favor at the time of the release of the Defendant Released Parties, and all Defendants’ Released Claims that any Defendant does not know or suspect to exist in his, her, or its favor at the time of the release of the Plaintiff Released Parties, which if known by him, her, or it might have affected his, her, or its decision(s) with respect to the Settlement, including the decision to object to the terms of the Settlement or to exclude himself, herself, or itself from the Settlement Class. With respect to any and all Released Claims and Defendants’ Released Claims, the Settling Parties stipulate and agree that, upon the Effective Date, Plaintiffs, and Defendants shall expressly, and each other Settlement Class Member shall be deemed to have, and by operation of the Judgment or Alternative Judgment shall have, to the fullest extent permitted by law, expressly waived and relinquished any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable, or equivalent to Cal. Civ. Code § 1542, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
Plaintiffs, other Settlement Class Members, or Defendants may hereafter discover facts, legal theories, or authorities in addition to or different from those which any of them now knows or believes to be true with respect to the subject matter of the Released Claims and the Defendants’ Released Claims, but Plaintiffs, and Defendants and ANR shall expressly, fully, finally, and forever settle and release, and each Settlement Class Member shall be deemed to have settled and released, and upon the Effective Date and by operation of the Judgment or Alternative Judgment shall have settled and released, fully, finally, and forever, any and all Released Claims and Defendants’ Released Claims as applicable, without regard to the subsequent discovery or existence of such different or additional facts, legal theories, or authorities. Plaintiffs and Defendants acknowledge, and other Settlement Class Members by operation of law shall be deemed to have acknowledged, that the inclusion of “Unknown Claims” in the definition of Released Claims and Defendants’ Released Claims was separately bargained for and was a material element of the Settlement.

SCOPE AND EFFECT OF SETTLEMENT
2.    The obligations incurred pursuant to this Stipulation are in full and final disposition of the claims in the Action with respect to the Released Parties and any and all Released Claims and Defendants’ Released Claims, and are subject to the following conditions subsequent: (i) approval by the Court and entry of the Judgment reflecting such approval becoming Final; and (ii) payment of the Settlement Amount.
3.    For purposes of this Settlement only, the Settling Parties agree to: (i) certification of the Action as a class action, pursuant to Fed. R. Civ. P. 23(a) and 23(b)(3), on behalf of the Settlement Class as defined in ¶ 1(kk); (ii) the appointment of Lead Plaintiff and Plaintiff Wagner as Class Representatives for the Settlement Class; and (iii) the appointment of Co-Lead Counsel as Class Counsel for the Settlement Class pursuant to Federal Rule of Civil Procedure 23(g).
4.    By operation of the Judgment or Alternative Judgment, Plaintiffs and each and every other Settlement Class Member on behalf of themselves and each of their respective heirs, executors, trustees, administrators, predecessors, successors, and assigns, shall be deemed to have fully, finally, and forever waived, released, discharged, and dismissed each and every one of the Released Claims against each and every one of the Defendant Released Parties and shall forever be barred and enjoined from commencing, instituting, prosecuting, or maintaining any and all of the Released Claims against any and all of the Defendant Released Parties, subject only to the occurrence of the Effective Date.
5.    By operation of the Judgment or Alternative Judgment, Defendants and ANR, on behalf of themselves and each of their respective heirs, executors, trustees, administrators, predecessors, successors, and assigns, shall be deemed to have fully, finally, and forever waived, released, discharged, and dismissed each and every one of the Defendants’ Released Claims against each and every one of the Plaintiff Released Parties and shall forever be barred and enjoined from commencing, instituting, prosecuting, or maintaining any and all of the Defendants’ Released Claims against any and all of the Plaintiff Released Parties, subject only to the occurrence of the Effective Date.
THE SETTLEMENT CONSIDERATION
6.    In full settlement of the claims asserted in the Action against the Defendants and in consideration of the releases specified in ¶¶ 4-5, above, all of which the Settling Parties agree are good and valuable consideration, ANR shall cause: (a) thirty million dollars ($30,000,000) of the Settlement Amount to be deposited into the Escrow Account within five (5) business days of entry of the Preliminary Approval Order, and (b) the remainder of the Settlement Amount to be deposited into the Escrow Account no later than one (1) business day prior to the date of the Settlement Hearing. As of the time that the Settlement Amount is deposited into the Escrow Account, the Defendants and ANR shall no longer have any interest in the Escrow Account except for a contingent interest in the event that the condition subsequent of the occurrence of the Effective Date of the Settlement does not occur.
7.     Upon the entry of the Judgment or Alternative Judgment and the payment of the balance of the Settlement Amount by ANR in accordance with ¶ 6 above, all material obligations of the Lead Plaintiff, on the one hand, and the Defendants and ANR, on the other hand, shall be deemed performed. Any further effort or responsibility pursuant to the Settlement to defend against any appeal or proceeding seeking judicial review of the Judgment or Alternative Judgment shall not render this Settlement executory as that term is interpreted to mean under 11 U.S.C. § 365. Immediately following the entry of the Judgment or Alternative Judgment, the

Settlement Fund in the Escrow Account shall vest in the Settlement Class and Co-Lead Counsel promptly shall cause the Settlement Fund to be transferred to a second escrow account (the “Second Escrow Account”) controlled by an institution to be designated by Lead Plaintiff (that is acceptable to ANR which acceptance shall not be unreasonably withheld) for the benefit of the Settlement Class. The Settlement Fund in the Second Escrow Account: a) shall not be further depleted or transferred pending the condition subsequent of the occurrence of the Effective Date, except as provided herein to pay Notice and Administration Expenses, Taxes, and Court ordered attorneys’ fees and expenses; and b) shall only be subject to return to ANR if the condition subsequent of the Effective Date occurring does not occur. The Defendants and ANR shall have no other interest in the Second Escrow Account except for the reversionary interest described above in the event that the Effective Date does not subsequently occur.
8.    Co-Lead Counsel shall promptly establish the Escrow Account after execution of this Stipulation and, as soon as practicable after the filing with the Court of the application for entry of the Preliminary Approval Order, provide to Mitchell A. Lowenthal and Victor L. Hou of Clearly Gottlieb Steen & Hamilton LLP all information necessary to effectuate a transfer of funds to the Escrow Account, including but not limited to, wiring instructions, payment address, and a complete and signed W-9 form for the Settlement Fund that reflects a valid employer identification number.
9.    With the sole exception of ANR’s obligation to cause payment of the Settlement Amount into the Escrow Account as provided for in ¶ 6, ANR, the Defendants, and Defendants’ Counsel shall have no responsibility for, interest in, or liability whatsoever with respect to: (i) any act, omission, or determination by Co-Lead Counsel, the First Escrow Agent, the Second Escrow Agent, or the Claims Administrator, or any of their respective designees or agents, in connection with the administration of the Settlement or otherwise; (ii) the management, investment, or distribution of the Settlement Fund; (iii) the Plan of Allocation; (iv) the determination, administration, calculation, or payment of any claims asserted against the Settlement Fund; (v) any loss suffered by, or fluctuation in value of, the Settlement Fund; or (vi) the payment or withholding of any Taxes, expenses, and/or costs incurred in connection with the taxation of the Settlement Fund, distributions or other payments from the Escrow Accounts, or the filing of any federal, state, or local returns.
10.    Other than the obligation of ANR to cause the payment of the Settlement Amount pursuant to ¶6, ANR and the Defendants shall have no obligation to make any other payments into the Escrow Accounts or to any Settlement Class Member or any other person or entity pursuant to this Stipulation. For the avoidance of doubt, under no circumstances shall the total to be paid by ANR or the Defendants to the Settlement Class pursuant to this Stipulation exceed the Settlement Amount.
USE AND TAX TREATMENT OF SETTLEMENT FUND
11.    The Settlement Fund shall be used: (i) to pay any Taxes; (ii) to pay Notice and Administration Expenses; (iii) to pay any attorneys’ fees and expenses awarded by the Court; (iv) to pay any costs and expenses allowed by the PSLRA and awarded to Plaintiffs by the Court; (v) to pay any other fees and expenses awarded by the Court; and (vi) to pay the claims of Authorized Claimants.
12.    The Net Settlement Fund shall be distributed to Authorized Claimants as provided in ¶¶ 24-37 hereof. The Net Settlement Fund shall remain in either the Escrow Account or the Second Escrow Account, as the case may be, prior to the Effective Date. All funds held in the Escrow Accounts, and all earnings thereon, shall be deemed to be in the custody of the Court and shall remain subject to the jurisdiction of the Court until such time as the funds shall have been disbursed or returned, pursuant to the terms of this Stipulation, and/or further order of the Court. The First Escrow Agent and the Second Escrow Agent shall invest funds in the Escrow Accounts in instruments backed by the full faith and credit of the United States Government (or a mutual fund invested solely in such instruments), or deposit some or all of the funds in non-interest-bearing transaction account(s) that are fully insured by the Federal Deposit Insurance Corporation (“FDIC”) in amounts that are up to the limit of FDIC insurance. ANR, Defendants, and Defendants’ Counsel shall have no responsibility for, interest in, or liability whatsoever with respect to investment decisions executed by the First Escrow Agent or the Second Escrow Agent. All risks related to the investment of the Settlement Fund shall be borne solely by the Settlement Fund.
13.    The Settling Parties agree to treat the Settlement Fund as a “qualified settlement fund” within the meaning of Treas. Reg. § 1.468B-1. In addition, Co-Lead Counsel shall timely make, or cause to be made, such elections as necessary or advisable to carry out the provisions of this paragraph 13, including the “relation-back election” (as defined in Treas. Reg. § 1.468B-1) back to the earliest permitted date. Such election shall be made in compliance with the procedures and requirements contained in Treas. Reg. § 1.468B-1. It shall be the sole responsibility of Co-Lead Counsel to timely and properly prepare and deliver, or cause to be prepared and delivered, the necessary documentation for signature by all necessary parties, including ANR and the Company, and thereafter take all such actions as may be necessary or appropriate to cause the appropriate filing(s) to occur. Co-Lead Counsel shall provide the Company with a copy of the election statement to effect the “relation-back election,” and shall reasonably cooperate with the Company in making such election. Consistent with the foregoing:

(a)    For the purposes of Section 468B of the Internal Revenue Code of 1986, as amended, and Treas. Reg. § 1.468B promulgated thereunder, the “administrator” shall be Co-Lead Counsel or its successors, who shall timely and properly file, or cause to be filed, all federal, state, or local tax returns and information returns (together, “Tax Returns”) necessary or advisable with respect to the earnings on the funds deposited in the Escrow Accounts (including without limitation the returns described in Treas. Reg. § 1.468B-2(k)), and distributions and payments from the Escrow Accounts, and any applicable withholding taxes. Such Tax Returns (as well as the election described above) shall be consistent with this subparagraph and in all events shall reflect that all Taxes (including any estimated taxes, earnings, or penalties) on the income earned on the funds deposited in the Escrow Accounts shall be paid out of such funds as provided in subparagraph (c) of this paragraph 13. Co-Lead Counsel shall ensure compliance with any backup withholding requirement with respect to the earnings on funds deposited with, and distributions and payments from, the Escrow Accounts.
(b)    All Taxes shall be paid by Co-Lead Counsel solely out of the Settlement Fund. In all events, ANR, Defendants, and Defendants’ Counsel shall have no liability or responsibility whatsoever for the Taxes or the filing of any tax return or other document with the Internal Revenue Service or any other state or local taxing authority. In the event any Taxes of any kind whatsoever, including but not limited to any Taxes payable by reason of indemnification, are owed by any of the Defendants or ANR on any earnings on the funds on deposit in the Escrow Accounts, such amounts shall also be paid out of the Settlement Fund. Any Taxes or Tax expenses owed on any earnings on the Settlement Amount prior to its transfer to the Escrow Accounts shall be the sole responsibility of the entities that make the deposit.

(c)    Taxes shall be treated as, and considered to be, a cost of administration of the Settlement and shall be timely paid, or caused to be paid, by Co-Lead Counsel out of the Settlement Fund without prior order from the Court or approval by ANR or the Defendants, and Co-Lead Counsel shall be obligated (notwithstanding anything herein to the contrary) to withhold from distribution to Authorized Claimants any funds necessary to pay such amounts (as well as any amounts that may be required to be withheld under Treas. Reg. § 1.468B-2(l)(2)). The Settling Parties agree to cooperate with Co-Lead Counsel, each other, and their tax attorneys and accountants to the extent reasonably necessary to carry out the provisions of this paragraph 13.
(d)    Upon establishment of the “qualified settlement fund,” Co-Lead Counsel shall apply for an employer identification number for the qualified settlement fund pursuant to Internal Revenue Service Form SS-4, and in accordance with Treas. Reg. § 1.468B-2(k)(4).
(e)    It is intended that all transfers by ANR to the Escrow Account will satisfy the “all events test” and the “economic performance” requirement of Section 461(h)(1) of the Internal Revenue Code of 1986, as amended, and Treas. Reg. § 1.461-1(a)(2).
14.    This is not a claims-made settlement. As of the Effective Date, ANR, Defendants, their insurance carriers, and/or any other such other persons or entities funding the Settlement, shall not have any right to the return of the Settlement Fund or any portion thereof for any reason.
ATTORNEYS’ FEES AND EXPENSES
15.    Co-Lead Counsel will apply to the Court for an award from the Settlement Fund of attorneys’ fees and payment of litigation expenses incurred in prosecuting the Action, plus any earnings on such amounts at the same rate and for the same periods as earned by the Settlement

Fund (“Fee and Expense Application”). Defendants shall take no position with respect to the Fee and Expense Application.
16.    The amount of attorneys’ fees and expenses awarded by the Court is within the sole discretion of the Court. Any attorneys’ fees and expenses awarded by the Court shall be paid from the Settlement Fund to Co-Lead Counsel immediately after entry of the Order awarding such attorneys’ fees and expenses by the Court, notwithstanding the existence of any timely filed objections thereto or to the Settlement, or potential for appeal therefrom, or collateral attack on the Settlement or any part thereof.
17.    Any payment of attorneys’ fees and litigation expenses pursuant to ¶¶ 15-16 above shall be subject to Co-Lead Counsel’s obligation to make refunds or repayments to the Settlement Fund of any paid amounts, plus accrued earnings at the same net rate as is earned by the Settlement Fund, if the Settlement is terminated pursuant to the terms of this Stipulation or fails to become effective for any reason or if, as a result of any appeal or further proceedings on remand, or successful collateral attack, the award of attorneys’ fees and/or litigation expenses is reduced or reversed by Final non-appealable court order. Co-Lead Counsel shall make the appropriate refund or repayment in full no later than fifteen (15) calendar days after receiving notice from a court of appropriate jurisdiction of the termination of the Settlement or notice of any reduction or reversal of the award of attorneys’ fees and/or litigation expenses by Final non-appealable court order.
18.    With the sole exception of ANR’s obligation to pay the Settlement Amount into the Escrow Account as provided for in ¶ 6, ANR or Defendants shall have no responsibility for, and no liability whatsoever with respect to, any payment whatsoever to Co-Lead Counsel in the Action that may occur at any time.

19.    ANR or Defendants shall have no responsibility for, and no liability whatsoever with respect to, any allocation of any attorneys’ fees or expenses among Co-Lead Counsel in the Action, or any other Person who may assert some claim thereto, or any fee or expense awards the Court may make in the Action.
20.    ANR or Defendants shall have no responsibility for, and no liability whatsoever with respect to, any attorneys’ fees, costs, or expenses incurred by or on behalf of the Settlement Class Members, whether or not paid from the Escrow Accounts.
21.    The procedure for and the allowance or disallowance by the Court of any Fee and Expense Application are not part of the Settlement set forth in this Stipulation, and are separate from the Court’s consideration of the fairness, reasonableness, and adequacy of the Settlement set forth in the Stipulation, and any order or proceeding relating to any Fee and Expense Application, including an award of attorneys’ fees or expenses in an amount less than the amount requested by Co-Lead Counsel, or any appeal from any order relating thereto or reversal or modification thereof, shall not operate to terminate or cancel the Stipulation, or affect or delay the finality of the Judgment or Alternative Judgment approving the Stipulation and the Settlement set forth herein, including, but not limited to, the release, discharge, and relinquishment of the Released Claims against the Defendant Released Parties, or any other orders entered pursuant to the Stipulation. Plaintiffs and Co-Lead Counsel may not cancel or terminate the Stipulation or the Settlement in accordance with ¶ 42 or otherwise based on the Court’s or any appellate court’s ruling with respect to fees and expenses in the Action.

ADMINISTRATION EXPENSES
22.    Except as otherwise provided herein, the Settlement Fund shall be held in the Escrow Account or the Second Escrow Account, as the case may be, until the Effective Date.
23.    Prior to the Effective Date, without further approval from ANR or the Defendants or further order of the Court, Co-Lead Counsel may pay Notice and Administration Expenses actually incurred. Taxes and fees related to the Escrow Accounts and investment of the Settlement Fund may be paid as incurred, without further approval of ANR or Defendants or further order of the Court. After the Effective Date, without approval of ANR or Defendants or further order of the Court, Notice and Administration Expenses may be paid as incurred.
DISTRIBUTION TO AUTHORIZED CLAIMANTS
24.    Co-Lead Counsel will apply to the Court for a Distribution Order, on notice to Defendants’ Counsel, approving the Claims Administrator’s determinations concerning the acceptance and rejection of the claims submitted herein, and, if the Effective Date has occurred, directing the payment of the Net Settlement Fund to Authorized Claimants.
25.    The Claims Administrator shall administer the Settlement under Co-Lead Counsel’s supervision in accordance with the terms of this Stipulation and subject to the jurisdiction of the Court. Except as stated in ¶¶ 6 and 39, hereof, Defendants and their counsel shall have no responsibility for, interest in, or liability whatsoever with respect to the administration of the Settlement or the actions or decisions of the Claims Administrator, and shall have no liability to the Settlement Class in connection with such administration.
26.    The Claims Administrator shall determine each Authorized Claimant’s pro rata share of the Net Settlement Fund based upon each Authorized Claimant’s Recognized Loss, as defined in the Plan of Allocation of Net Settlement Fund (the “Plan of Allocation”) included in the Notice, or in such other plan of allocation as the Court may approve.
27.    Defendants have no role in the development of, and will take no position with respect to, the Plan of Allocation. The Plan of Allocation is a matter separate and apart from the proposed Settlement, and any decision by the Court concerning the Plan of Allocation shall not affect the validity or finality of the proposed Settlement. The Plan of Allocation is not a necessary term of this Stipulation and it is not a condition of this Stipulation that any particular plan of allocation be approved by the Court. Plaintiffs and Co-Lead Counsel may not cancel or terminate the Stipulation or the Settlement in accordance with ¶ 42 or otherwise based on the Court’s or any appellate court’s ruling with respect to the Plan of Allocation or any plan of allocation in the Action. Defendants and ANR and their counsel shall have no responsibility or liability for reviewing or challenging claims, the allocation of the Net Settlement Fund, or the distribution of the Net Settlement Fund.
28.    If there is any balance remaining in the Net Settlement Fund after six (6) months from the date of distribution of the Net Settlement Fund (whether by reason of tax refunds, uncashed checks or otherwise), Co-Lead Counsel shall, if feasible and economical, reallocate such balance among Authorized Claimants who have cashed their checks in an equitable and economic fashion. Any balance that still remains in the Net Settlement Fund, after payment of Notice and Administration Expenses, Taxes, and attorneys’ fees and expenses, shall be contributed to non-sectarian, not-for-profit charitable organization(s) serving the public interest, designated by Lead Plaintiff and approved by the Court.

ADMINISTRATION OF THE SETTLEMENT
29.    Any Settlement Class Member who fails timely to submit a valid Proof of Claim (substantially in the form of Exhibit A-2 to Exhibit A hereto) will not be entitled to receive any of the proceeds from the Net Settlement Fund, except as otherwise ordered by the Court, but will otherwise be bound by all of the terms of this Stipulation and the Settlement, including the terms of the Judgment or Alternative Judgment to be entered in the Action and all releases provided for herein, and will be barred from bringing any action against the Defendant Released Parties concerning the Released Claims.
30.    Upon receiving any request for exclusion pursuant to the Notice, Co-Lead Counsel shall promptly, and certainly no later than five (5) calendar days after receiving a request for exclusion or fifteen (15) calendar days prior to the Settlement Hearing, whichever is earlier, notify counsel for Defendants of such request for exclusion and provide copies of such request for exclusion and any documentation accompanying it by email.
31.    Co-Lead Counsel shall be responsible for supervising the administration of the Settlement and disbursement of the Net Settlement Fund by the Claims Administrator. Co-Lead Counsel shall have the right, but not the obligation, to advise the Claims Administrator to waive what Co-Lead Counsel deems to be de minimis or formal or technical defects in any Proof of Claim submitted. Defendants and their counsel shall have no liability, obligation or responsibility for the administration of the Settlement, the allocation of the Net Settlement Fund, or the reviewing or challenging of claims of Settlement Class Members. Co-Lead Counsel shall be solely responsible for designating the Claims Administrator, subject to approval by the Court.
32.    For purposes of determining the extent, if any, to which a Settlement Class Member shall be treated as an Authorized Claimant, the following conditions shall apply:

(a)    Each Settlement Class Member shall be required to submit a Proof of Claim, substantially in the form attached hereto as Exhibit A-2 to Exhibit A, supported by such documents as are designated therein, including proof of the claimant’s loss, or such other documents or proof as the Claims Administrator or Co-Lead Counsel, in their discretion, may deem acceptable;
(b)    All Proofs of Claim must be submitted by the date set by the Court in the Preliminary Approval Order and specified in the Notice, unless such deadline is extended by Co-Lead Counsel in their discretion, or by Order of the Court. Any Settlement Class Member who fails to submit a Proof of Claim by such date shall be barred from receiving any distribution from the Net Settlement Fund or payment pursuant to this Stipulation (unless, by Order of the Court or the discretion of Co-Lead Counsel, late-filed Proofs of Claim are accepted), but shall in all other respects be bound by all of the terms of this Stipulation and the Settlement, including the terms of the Judgment or Alternative Judgment and all releases provided for herein, and will be permanently barred and enjoined from bringing any action, claim or other proceeding of any kind against any Defendant Released Parties. Provided that it is received before the motion for the Distribution Order is filed, a Proof of Claim shall be deemed to be submitted when mailed, if received with a postmark on the envelope and if mailed by first-class or overnight U.S. Mail and addressed in accordance with the instructions thereon. In all other cases, the Proof of Claim shall be deemed to have been submitted when actually received by the Claims Administrator;
(c)    Each Proof of Claim shall be submitted to and reviewed by the Claims Administrator, under the supervision of Co-Lead Counsel, who shall determine in accordance with this Stipulation the extent, if any, to which each claim shall be allowed, subject to review by the Court;

(d)    Proofs of Claim that do not meet the submission requirements may be rejected. Prior to rejecting a Proof of Claim in whole or in part, the Claims Administrator shall communicate with the claimant in writing to give the claimant the chance to remedy any curable deficiencies in the Proof of Claim submitted. The Claims Administrator, under supervision of Co-Lead Counsel, shall notify, in a timely fashion and in writing, all claimants whose claims the Claims Administrator proposes to reject in whole or in part for curable deficiencies, setting forth the reasons therefor, and shall indicate in such notice that the claimant whose claim is to be rejected has the right to a review by the Court if the claimant so desires and complies with the requirements of subparagraph (e) below;
(e)    If any claimant whose claim has been rejected in whole or in part for curable deficiency desires to contest such rejection, the claimant must, within twenty (20) calendar days after the date of mailing of the notice required in subparagraph (d) above, serve upon the Claims Administrator a notice and statement of reasons indicating the claimant’s grounds for contesting the rejection along with any supporting documentation, and requesting a review thereof by the Court. If a dispute concerning a claim cannot be otherwise resolved, Co-Lead Counsel shall thereafter present the request for review to the Court; and
(f)    The determinations of the Claims Administrator accepting or rejecting disputed claims shall be presented to the Court, on notice to Defendants’ Counsel, for approval by the Court in the Distribution Order.
33.    Each claimant who submits a Proof of Claim shall be deemed to have submitted to the jurisdiction of the Court with respect to the claimant’s claim, including but not limited to, all releases provided for herein and in the Judgment or Alternative Judgment, and the claim will be subject to investigation and discovery under the Federal Rules of Civil Procedure, provided that such investigation and discovery shall be limited to the claimant’s status as a Settlement Class Member and the validity and amount of the claimant’s claim. In connection with processing the Proofs of Claim, no discovery shall be allowed on the merits of the Action or the Settlement.
34.    Payment pursuant to the Distribution Order shall be deemed final and conclusive against any and all Settlement Class Members. All Settlement Class Members whose claims are not approved by the Court shall be barred from participating in distributions from the Net Settlement Fund, but otherwise shall be bound by all of the terms of this Stipulation and the Settlement, including the terms of the Judgment or Alternative Judgment to be entered in the Action and the releases provided for herein and therein, and will be barred from bringing any action against the Defendant Released Parties concerning the Released Claims.
35.    All proceedings with respect to the administration, processing and determination of claims described by this Stipulation and the determination of all controversies relating thereto, including disputed questions of law and fact with respect to the validity of claims, shall be subject to the jurisdiction of the Court, but shall not in any event delay or affect the finality of the Judgment or Alternative Judgment.
36.    No Person shall have any claim of any kind against the Defendant Released Parties or Defendants’ Counsel with respect to the matters set forth in this section (i.e., ¶¶ 24-37) or any of its subsections, or otherwise related in any way to the administration of the Settlement, including without limitation the processing of claims and distributions.
37.    No Person shall have any claim against Plaintiffs, Co-Lead Counsel, Liaison Counsel, or the Claims Administrator, or other agent designated by Co-Lead Counsel, based on the distributions made substantially in accordance with this Stipulation and the Settlement contained herein, the Plan of Allocation, or further order(s) of the Court.
TERMS OF THE PRELIMINARY APPROVAL ORDER
38.    Concurrently with their application for preliminary approval by the Court of the Settlement contemplated by this Stipulation and promptly upon execution of this Stipulation, and no later than thirty (30) calendar days after the execution of the Stipulation, Co-Lead Counsel and Defendants’ Counsel shall jointly apply to the Court for entry of the Preliminary Approval Order, which shall be substantially in the form annexed hereto as Exhibit A. The Preliminary Approval Order will, inter alia, set the date for the Settlement Hearing, approve the form of notice, and prescribe the method for giving notice of the Settlement to the Settlement Class.
39.    Defendants or ANR shall provide, at no cost to Plaintiffs or the Settlement Class, or cause to be provided, to Co-Lead Counsel or the Claims Administrator, within five (5) business days of entry of the Preliminary Approval Order, transfer records in electronic searchable form, such as Excel, containing the names and addresses of purchasers of the common stock of Massey during the Class Period.
TERMS OF THE JUDGMENT
40.    If the Settlement contemplated by this Stipulation is approved by the Court, Co-Lead Counsel and Defendants’ Counsel shall jointly request that the Court enter a Judgment substantially in the form annexed hereto as Exhibit B.
EFFECTIVE DATE OF SETTLEMENT
41.    The Effective Date of this Settlement shall be the first business day on which all of the following shall have occurred or been waived:

(a)    entry of the Preliminary Approval Order, which shall be in all material respects substantially in the form set forth in Exhibit A annexed hereto;
(b)    payment of the Settlement Amount into the Escrow Account;
(c)    transfer of the Settlement Fund into the Second Escrow Account as provided in ¶ 7 hereof;
(d)    approval by the Court of the Settlement, following notice to the Settlement Class and the Settlement Hearing, as prescribed by Rule 23 of the Federal Rules of Civil Procedure; and
(e)    a Judgment, which shall be in all material respects substantially in the form set forth in Exhibit B annexed hereto, will have been entered by the Court and will have become Final; or in the event that an Alternative Judgment will have been entered and none of the Settling Parties elects to terminate the Settlement by reason of such variance, the Alternative Judgment will have become Final.
WAIVER OR TERMINATION
42.    The Company, ANR and Lead Plaintiff shall have the right to terminate the Settlement and this Stipulation by providing written notice of their election to do so (“Termination Notice”), through counsel, to all other Settling Parties hereto within fourteen (14) calendar days of: (i) the Court’s Final refusal to enter the Preliminary Approval Order in any material respect; (ii) the Court’s Final refusal to approve this Stipulation or any material part of it; (iii) the Court’s Final refusal to enter the Judgment in any material respect or an Alternative Judgment; or (iv) the date upon which the Judgment or Alternative Judgment is modified or reversed in any material respect by a Final order of the Court, the United States Court of Appeals, or the Supreme Court of the United States. For the avoidance of doubt, Lead Plaintiff shall not have the right to terminate the Settlement due to any decision, ruling, or order respecting an application for attorneys’ fees or litigation expenses or any plan of allocation.
43.    In addition to the foregoing, ANR shall also have, in its sole and absolute discretion, the option to terminate the Settlement and this Stipulation, and render them null and void as to all Settling Parties, in the event that Settlement Class Members who in total purchased or acquired Massey common stock during the Class Period equal to or greater than a certain agreed-upon amount (the “Termination Threshold”) timely and validly request exclusion from the Settlement Class in accordance with the provisions of the Notice and Preliminary Approval Order.
(a)    The Settling Parties agree to maintain the confidentiality of the Termination Threshold, which is set forth in the Supplemental Agreement Regarding Requests for Exclusion (“Supplemental Agreement”) that is set forth in the Letter dated December 4, 2013 from Mitchell A. Lowenthal to Joel H. Bernstein. The Supplemental Agreement, unless otherwise ordered by the Court, shall be kept confidential and shall not be filed with the Court, but it may be examined in camera by the Court, if so requested (unless otherwise required by court rule). Notwithstanding this provision, following the Effective Date, the Settling Parties may, at the option of each, disclose the terms of the Supplemental Agreement.
(b)    To be valid for purposes of this paragraph 43, a request for exclusion from the Settlement Class must comply with the Notice and Preliminary Approval Order.
(c)    The Preliminary Approval Order, attached hereto as Exhibit A, shall provide that requests for exclusion shall be received no later than twenty-one (21) calendar days prior to the Settlement Hearing. No later than fifteen (15) calendar days prior to the Settlement Hearing, Co-Lead Counsel or the Claims Administrator shall provide Defendants’ Counsel with copies of any requests for exclusion from the Settlement Class, and any documentation accompanying them.
(d)    ANR shall be entitled to exercise the option in this paragraph 43 to terminate the Settlement and this Stipulation null and void only if it provides Co-Lead Counsel with written notice of its withdrawal from the Settlement and files that notice with the Court no later than seven (7) calendar days prior to the Settlement Hearing.
(e)    Co-Lead Counsel may attempt to cause the retraction of any request for exclusion by Members of the Settlement Class. If ANR has exercised the option to terminate the Settlement pursuant to this paragraph 43 and if Co-Lead Counsel succeed in causing the retraction of sufficient requests for exclusion such that the remaining requests for exclusion do not satisfy the requirements of the Termination Threshold, then the notice of termination automatically shall be deemed a nullity. To retract a request for exclusion, a putative Settlement Class Member must file a written notice with the Court stating his, her, or its desire to retract the request for exclusion from the Settlement Class and that person or entity’s desire to be bound by any judgment or settlement of the Action, provided, however, that the filing of such written notice may be effected by Co-Lead Counsel.
(f)    Any dispute among the Settling Parties concerning the interpretation or application of this paragraph 43 shall be presented to the Court for resolution upon the application of any party hereto.
(g)    In the event of a termination of this Settlement pursuant to this paragraph 43, this Stipulation shall become null and void and of no further force and effect as to all Settling Parties, with the exception of the provisions of ¶¶ 47-49, which shall continue to apply.

44.    In addition to all of the rights and remedies that Lead Plaintiff has under the terms of this Stipulation, Lead Plaintiff shall also have the right to terminate the Settlement in the event that ANR does not pay the Settlement Amount in the time period provided for in ¶ 6 above, by providing written notice of the election to terminate to all other Settling Parties and, thereafter, others fail to pay the Settlement Amount within fourteen (14) calendar days of such written notice.
45.     If, before the Settlement becomes Final, a trustee, receiver, conservator, assignee in an assignment for benefit of creditors, or other fiduciary is appointed under Title 11 of the United States Code (the “Bankruptcy Code”), or any similar state or federal law involving ANR or any other party to the extent any such party has or is deemed to have actually contributed, directly or indirectly, to the payment of the Settlement Amount and a Final order of a court of competent jurisdiction determines that the transfer of all or any portion of the Settlement Amount by or on behalf of ANR or any other such party is a preference, avoidable transfer, fraudulent transfer, or similar transaction and all or any portion of the Settlement Amount is required to be returned, and such amount is not deposited into the Settlement Fund within thirty (30) days from another source, then, Lead Plaintiff may but is not required to move the Court to vacate and set aside the Stipulation and the Judgment or Alternative Judgment entered, and, subject to Section 362 of the Bankruptcy Code to the extent it is relevant and/or applicable, the Defendants and ANR shall not oppose such a motion. Upon the vacation or set aside of the Judgment or Alternative Judgment, the Settling Parties shall be restored to their litigation positions immediately prior to the execution of the Term Sheet on December 4, 2013, and, as applicable to the extent permitted by law, may continue the Action and/or assert one or more claims for the entire amount claimed in the Action against the Defendants. ANR and the Defendants agree to no tify Lead Plaintiff and Lead Counsel whether and to what extent any portion of the Settlement Amount is funded by insurance immediately upon becoming aware of any such payment by any insurance carrier, whether directly or indirectly.
46.    If an option to withdraw from and terminate this Stipulation and Settlement arises under any of ¶¶ 42-45 above: (i) neither the Company, ANR nor Lead Plaintiff (as the case may be) will be required for any reason or under any circumstance to exercise that option; and (ii) any exercise of that option shall be made in good faith, but in the sole and unfettered discretion of the Company, ANR or Lead Plaintiff, as applicable.
47.    In the event the Settlement is terminated or fails to become effective for any reason, then: the Settlement shall be without prejudice, and none of its terms, including, but not limited to, the certification of the Settlement Class, appointment of Class Representative, and appointment of Class Counsel, shall be effective or enforceable except as specifically provided herein; the parties shall be deemed to have reverted to their respective litigation positions in the Action immediately prior to their execution of the Term Sheet on December 4, 2013; and the parties in the Action shall proceed in all respects as if this Stipulation and any related order had not been entered. In such event, the Term Sheet, this Stipulation, or any aspect of the discussions or negotiations leading to this Stipulation, shall not be admissible in this Action and shall not be used by Plaintiffs against or to the prejudice of Defendants or ANR, or by Defendants or ANR against or to the prejudice of Plaintiffs in any court filing, deposition, at trial, or otherwise.
48.    In the event the Settlement is terminated or fails to become effective for any reason, unless otherwise agreed in writing signed by all affected Settling Parties, any portion of the Settlement Amount previously paid, together with any earnings thereon, less any Taxes paid or due, less Notice and Administration Expenses actually incurred and paid or payable from the

Settlement Amount shall be returned to ANR within thirty (30) calendar days after written notification of such event. At the request of ANR, the First Escrow Agent or the Second Escrow Agent, as the case may be, or their designees shall apply for any tax refund owed on the amounts in the Escrow Accounts and pay the proceeds, after any deduction of any fees or expenses incurred in connection with such application(s), for refund to the applicable funder or as otherwise directed.
NO ADMISSION
49.    Except as set forth in ¶ 50 below, this Stipulation, whether or not consummated, and whether or not approved by the Court, and any discussion, negotiation, proceeding, or agreement relating to the Stipulation, the Settlement, and any matter arising in connection with settlement discussions or negotiations, proceedings, or agreements, shall not be offered or received against or to the prejudice of the Settling Parties or their respective counsel, for any purpose other than in an action to enforce the terms hereof, and in particular:
(a)    do not constitute, and shall not be offered or received against or to the prejudice of Defendants as evidence of, or construed as, or deemed to be evidence of any presumption, concession, or admission by the Defendants with respect to the truth of any allegation by Plaintiffs and the Settlement Class, or the validity of any claim that has been or could have been asserted in the Action or in any litigation, including but not limited to the Released Claims, or of any liability, damages, negligence, fault or wrongdoing of Defendants or any person or entity whatsoever;
(b)    do not constitute, and shall not be offered or received against or to the prejudice of Defendants as evidence of a presumption, concession, or admission of any fault, misrepresentation, or omission with respect to any statement or written document approved or made by the Defendants, or against or to the prejudice of Plaintiffs or any other member of the Settlement Class as evidence of any infirmity in the claims of Plaintiffs or the other members of the Settlement Class;
(c)    do not constitute, and shall not be offered or received against or to the prejudice of the Defendants, Plaintiffs, any other member of the Settlement Class, or their respective counsel, as evidence of a presumption, concession, or admission with respect to any liability, damages, negligence, fault, infirmity, or wrongdoing, or in any way referred to for any other reason against or to the prejudice of any of the Defendants, Plaintiffs, other members of the Settlement Class, or their respective counsel, in any other civil, criminal, or administrative action or proceeding, other than such proceedings as may be necessary to effectuate the provisions of this Stipulation;
(d)    do not constitute, and shall not be construed against the Defendants, Plaintiffs, or any other member of the Settlement Class, as an admission or concession that the consideration to be given hereunder represents the amount that could be or would have been recovered after trial; and
(e)    do not constitute, and shall not be construed as or received in evidence as an admission, concession, or presumption against Plaintiffs or any other member of the Settlement Class that any of their claims are without merit or infirm or that damages recoverable under the Complaint would not have exceeded the Settlement Amount.
50.    The Settling Parties, and their respective counsel, may file this Stipulation and/or the Judgment or Alternative Judgment in any action that may be brought against them in order to support a defense or counterclaim based on principles of res judicata, collateral estoppel, release, statute of limitations, statute of repose, good-faith settlement, judgment bar or reduction, or any theory of claim preclusion or issue preclusion or similar defense or counterclaim, or to effectuate any liability protection granted them under any applicable insurance policy. The Settling Parties may file this Stipulation and/or the Judgment or Alternative Judgment in any action that may be brought to enforce the terms of this Stipulation and/or the Judgment or Alternative Judgment. All Settling Parties submit to the jurisdiction of the Court for purposes of implementing and enforcing the Settlement.
MISCELLANEOUS PROVISIONS
51.    All of the exhibits to the Stipulation, except any plan of allocation, are material and integral parts hereof and are fully incorporated herein by this reference.
52.    The Settling Parties intend the Settlement to be the full, final, and complete resolution of all claims asserted or that could have been asserted by the Settling Parties with respect to the Released Claims and Defendants’ Released Claims. Accordingly, the Settling Parties agree not to assert in any forum that the Action was brought, prosecuted, or defended in bad faith or without a reasonable basis. The Settling Parties and their counsel agree that each has complied fully with Rule 11 of the Federal Rules of Civil Procedure in connection with the maintenance, prosecution, defense, and settlement of the Action and shall not make any application for sanctions, pursuant to Rule 11 or other court rule or statute, with respect to any claim or defense in this Action. The Settling Parties agree that the amount paid and the other terms of the Settlement were negotiated at arm’s-length and in good faith by the Settling Parties and their respective counsel and reflect a settlement that was reached voluntarily based upon adequate information and after consultation with experienced legal counsel.

53.    This Stipulation, along with its exhibits and the Supplemental Agreement may not be modified or amended, nor may any of its provisions be waived, except by a writing signed by all Settling Parties hereto or their successors.
54.    The headings herein are used for the purpose of convenience only and are not meant to have legal effect.
55.    The administration and consummation of the Settlement as embodied in this Stipulation shall be under the authority of the Court, and the Court shall retain jurisdiction for the purpose of entering orders providing for awards of attorneys’ fees and any expenses, and implementing and enforcing the terms of this Stipulation.
56.    The waiver by one Settling Party of any breach of this Stipulation by any other Settling Party shall not be deemed a waiver of any other prior or subsequent breach of this Stipulation.
57.    This Stipulation, its exhibits, and the Supplemental Agreement constitute the entire agreement among the Settling Parties concerning the Settlement as against the Defendants, and no representation, warranty, or inducement has been made by any Settling Party concerning this Stipulation and its exhibits other than those contained and memorialized in such documents.
58.    Nothing in the Stipulation, or the negotiations relating thereto, is intended to or shall be deemed to constitute a waiver of any applicable privilege or immunity, including, without limitation, attorney-client privilege, joint defense privilege, or work product protection.
59.    Without further order of the Court, the Settling Parties may agree to reasonable extensions of time to carry out any of the provisions of this Stipulation.
60.    All designations and agreements made, or orders entered during the course of the Action relating to the confidentiality of documents or information shall survive this Stipulation.

61.    This Stipulation may be executed in one or more counterparts. All executed counterparts and each of them shall be deemed to be one and the same instrument. Signatures sent by facsimile or pdf’d via e-mail shall be deemed originals.
62.    This Stipulation shall be binding when signed, but the Settlement shall be effective upon the entry of the Judgment or Alternative Judgment and the payment in full of the Settlement Amount, subject only to the condition that the Effective Date will have occurred.
63.    This Stipulation shall be binding upon, and inure to the benefit of, the successors and assigns of the Settling Parties.
64.    The construction, interpretation, operation, effect, and validity of this Stipulation, and all documents necessary to effectuate it, shall be governed by the laws of the State of West Virginia without regard to conflicts of laws, except to the extent that federal law requires that federal law govern.
65.    This Stipulation shall not be construed more strictly against one Settling Party than another merely by virtue of the fact that it, or any part of it, may have been prepared by counsel for one of the Settling Parties, it being recognized that it is the result of arm’s-length negotiations among the Settling Parties, and all Settling Parties have contributed substantially and materially to the preparation of this Stipulation.
66.    All counsel and any other person executing this Stipulation and any of the exhibits hereto, or any related Settlement document, warrant and represent that they have the full authority to do so, and that they have the authority to take appropriate action required or permitted to be taken pursuant to the Stipulation to effectuate its terms.
67.    The Settling Parties and their counsel agree to cooperate fully with one another in promptly applying for preliminary approval by the Court of the Settlement and for the scheduling of a hearing for consideration of Final approval of the Settlement and Co-Lead Counsel’s application for an award of attorneys’ fees and expenses, and to agree promptly upon and execute all such other documentation as reasonably may be required to obtain Final approval by the Court of the Settlement.
68.    If any disputes arise out of the finalization of the settlement documentation or the Settlement itself prior to joint submission to the Court of the application for preliminary approval of the Settlement as set forth in ¶ 38 above, those disputes will be resolved by the Mediator first by way of expedited telephonic mediation and, if unsuccessful, then by way of final, binding, non-appealable resolution.
69.    Except as otherwise provided herein, each Settling Party shall bear its own costs.
IN WITNESS WHEREOF, the Settling Parties have caused this Stipulation to be executed, by their duly authorized attorneys, as of February 5, 2014.

By:	/s/ Joel H. Bernstein
Joel H. Bernstein
Christopher J. Keller
Ira A. Schochet
Irina Vasilchenko
LABATON SUCHAROW LLP
140 Broadway
New York, NY 10005
(212) 907-0700
(212) 818-0477 (facsimile)

Counsel for Lead Plaintiff Commonwealth of Massachusetts Pension Reserves Investment Trust and Co-Lead Counsel for the Settlement Class

Paul J. Geller
Jack Reise
Dennis J. Herman

ROBBINS GELLER RUDMAN & DOWD LLP
120 East Palmetto Park Road, Suite 500
Boca Raton, FL 33432
(561) 750-3000
(561) 750-3364 (facsimile)

Counsel for Plaintiff David Wagner and Co-Lead Counsel for the Settlement Class

By:	/s/ Mitchell A. Lowenthal
Mitchell A. Lowenthal
Victor L. Hou
CLEARY GOTTLIEB STEEN & HAMILTON LLP
One Liberty Plaza
New York, NY 10006
(212) 225-2000
(212) 225-3999 (facsimile)

By:	/s/ Ricklin Brown
Ricklin Brown
BAILEY & GLASSER LLP
209 Capitol Street
Charleston, WV
(304) 345-6555
(304) 342-1110 (facsimile)

Attorneys for Massey Energy Company (n/k/a Alpha Appalachia Holdings, Inc.) and Alpha Natural Resources, Inc.

By:	/s/ Ronald S. Rolfe, Esq.
Ronald S. Rolfe, Esq.
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
(212) 474-1714

(212) 474-3700 (facsimile)

By:	/s/ Stuart W. Gold
Stuart W. Gold
Julie A. North
CRAVATH, SWAINE & MOORE LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
(212) 474-1000
(212) 474-3700 (facsimile)

Counsel for Defendants Lady Barbara Thomas Judge, Dan R. Moore, Dan R. Moore, James B. Crawford, Richard J. Gabrys, Robert H. Foglesong, Stanley C. Suboleski and E. Gordon Gee

By:	/s/ Steven N. Herman
Steven N. Herman
William W. Taylor, III
ZUCKERMAN SPAEDER LLP
Suite 1000
1800 M Street, NW
Washington, DC 20036
(202) 778-1800
(202) 822-8106 (facsimile)

Counsel for Defendant Donald L. Blankenship

By:	/s/ Thomas V. Flaherty
Thomas V. Flaherty
Tammy R. Harvey
FLAHERTY SENSABAUGH & BONASSO PLLC
P.O. Box 3843
Charleston, WV 25338

(304) 907-0700
(212) 818-0477 (facsimile)

Counsel for Defendants Baxter F. Phillips, Jr., and Eric B. Tolbert

By:	/s/ Edward P. Tiffey
Edward P. Tiffey
TIFFEY LAW PRACTICE, PLLC
205 Capitol Street, 4th Floor
P.O. Box 3785
Charleston, WV 25337-3785

(304) 344-3200
(304) 344-9919 (facsimile)

Counsel for Defendant J. Christopher Adkins